Exhibit 99

RPC An Oil & Gas Services Company [LOGO]

FOR IMMEDIATE RELEASE

                 RPC, Inc. Announces Sale of Operating Equipment

ATLANTA, September 1, 2005 -- RPC, Inc. (NYSE: RES) announced today that it has sold all of the operating assets of its hammer, casing, laydown and casing torque-turn services to Allis-Chalmers Energy, Inc. These assets are included in RPC's Technical Services segment. Cash proceeds from this sale were $15 million. RPC will realize an after-tax gain on the sale during the third quarter in the range of $0.14 to $0.16 diluted earnings per share. The reduction in future revenues and operating profits attributable to these assets is immaterial. RPC intends to invest the proceeds from this equipment sale in operating equipment to support its larger service lines.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating business units include Cudd Pressure Control, Patterson Services and Bronco Oilfield Services. RPC's investor Web site can be found on the Internet at http://www.rpc.net .

For information about RPC, Inc., please contact:

BEN M. PALMER
Chief Financial Officer
404.321.2140
irdept@rpc.net

JIM LANDERS
Corporate Finance
404.321.2162
jlanders@rpc.net